Exhibit 99(a)

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan

Financial Statements for the years ended
December 31, 2013 and 2012

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan December 31, 2013 and 2012

Table of Contents

Page (s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2013 and 2012	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2013 and 2012	3

Notes to Financial Statements	4

Supplemental Schedule Required by the Department of Labor *:

Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)	16

* Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator
of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan
New York, New York

We have audited the accompanying statements of net assets available for benefits of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (“the Plan”) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2013 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2013 financial statements taken as a whole.

/s/ Crowe Horwath LLP

New York, New York
June 20, 2014

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Statements of Net Assets Available for Benefits As of December 31, 2013 and 2012

	2013	2012
Investments
Investments, at fair value	$34,708,038	$32,163,999

Receivables:
Employer contributions	539,347	463,901
Participant contributions	30,974	29,126
Notes receivable from participants	168,762	200,877
Total receivables	739,083	693,904
Net assets, reflecting all investments at fair value	35,447,121	32,857,903

Adjustment from fair value to contract value for fully benefit responsive contracts	(54,407)	(183,314)
Net assets available for benefits	$35,392,714	$32,674,589

See accompanying notes to the financial statements.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2013 and 2012

	2013	2012
Additions
Contributions:
Employer contributions	$1,117,384	$1,090,637
Participant contributions and rollovers	1,343,255	1,473,333
Total contributions	2,460,639	2,563,970
Investment activities:
Interest and dividend income	1,220,126	717,197
Net appreciation in fair value of investments	3,760,755	2,558,585
Net investment gains	4,980,881	3,275,782
Other additions	—	69,547
Total additions	7,441,520	5,909,299

Deductions
Benefits paid to participants	4,678,007	2,048,854
Administrative expenses	15,370	38,774
Other Deductions	30,018	—
Total deductions	4,723,395	2,087,628

Net increase in net assets available for benefits	2,718,125	3,821,671
Net assets available for benefits, beginning of year	32,674,589	28,852,918
Net assets available for benefits, end of year	$35,392,714	$32,674,589

See accompanying notes to the financial statements.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

1.	The Plan

Description of Plan
The following brief description of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information. Participants in the Plan include certain employees of Sirius International Holding Company, Inc. and subsidiaries (“Sirius International Holding”), and a limited number of employees domiciled in the United States of America of Sirius International Insurance Group, Ltd. (“Sirius International”). Sirius International Holding and Sirius International are collectively referred to as “the Company.”

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Employees may elect to defer up to 100% of their base salary up to an annual maximum of $17,500 and $17,000 in 2013 and 2012, respectively. Participants age 50 by the end of calendar year are also allowed to make catch-up contributions of $5,500 in 2013 and 2012.

The Plan includes a discretionary profit sharing contribution (“PSC”) based on Company performance, year-end true-up of Company matching 401(k) funds, a Roth 401(k) contribution option, automatic enrollment of newly eligible employees, and an automatic contribution increase feature. During 2013 and 2012, there were no new features added to the Plan.

The Company has adopted a qualified automatic contributions arrangement (“QACA”) matching contribution feature. Under the QACA employer contribution feature, the Company contributes 100% of the first 2% and 50% of the next 4% of the eligible participant’s Plan compensation.

The Company may elect to make a contribution to the Plan referred to as a PSC. The participant’s share of the PSC will be allocated based on the ratio that the participant’s Plan compensation bears to the total Plan compensation of all participants for a share of this contribution. Discretionary PSC are targeted to be 0% to 7% of the participant’s eligible compensation in a given year, depending on the Company’s performance. Any participant who is employed on the last day of the Plan year is eligible to receive an allocation of the PSC. Additionally, any participant who has died, terminated employment after attaining normal or early retirement, or became disabled during the Plan year will be eligible to receive an allocation of the PSC. In March 2014 and February 2013, the Company elected to make a PSC to the Plan for the years ended December 31, 2013 and 2012, respectively. On March 17, 2014 and March 18, 2013, the Company paid $482,125 and $443,326 in discretionary profit sharing contributions based on the Company’s performance in 2013 and 2012, respectively. These amounts are included in the employer contribution receivables as of December 31, 2013 and 2012 on the statements of net assets available for benefits. In addition, based on Directors Consent, the Company contributed $1,821 in discretionary profit sharing contributions for the year ended December 31, 2012.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

The 401(k) true-up is determined after the end of the year. A calculation is performed that analyzes the participant’s total year to date contributions as a percent of the eligible compensation. The Company calculates a match amount that is 100% of the first 2% contributed and 50% of the next 4% contributed. If the calculation is greater than the match, the extra match is the 401(k) true-up. This amount is generally deposited in the participant’s 401(k) account during the first quarter after the year end. The Company paid $42,861 and $21,152 related to the 2013 and 2012 401(k) true-up in March 2014 and March 2013, respectively. These amounts are included in the employer contribution receivables as of December 31, 2013 and 2012 on the statements of net assets available for benefits.

The Plan introduced a Roth 401(k) option for participants. Roth 401(k) contributions are after-tax payroll deductions. Roth 401(k) contributions have a QACA matching contribution feature. Under the QACA employer contribution feature, the Company contributes 100% of the first 2% and 50% of the next 4% of the eligible participant’s plan compensation. Employer matching contributions and any earnings on matching contributions to Roth 401(k) are taxed when withdrawn and are subject to withdrawal penalties and taxes if withdrawn before age 59 and a half. Roth contributions are separated from pre-tax 401(k) contributions based on source. Qualified distributions from Roth 401(k) earnings are tax-free. Non-qualified distributions from Roth 401(k) earnings are distributed on a taxable basis. Employees contributed $101,913 and $83,926 in Roth contributions in 2013 and 2012, respectively, with the employer matching $27,421 and $22,771 in 2013 and 2012, respectively.

The Plan automatically enrolls newly eligible employees for salary deferral under its Automatic Enrollment feature (“AE”). Effective January 1, 2012, this AE feature increased from 3% to 6% of an eligible employee’s compensation that is contributed to the Plan as pre-tax contributions unless the eligible employee elects not to make an Elective Deferral or elects to make changes in contribution percentages.

Enrolled participant contributions are automatically increased on the anniversary of the participant’s enrollment date. Effective January 1, 2012, the percentage of compensation contributed was revised from 2011 and is listed below (subject to IRS and Plan limits). The participant can elect to change the pre-tax contribution rate.

7% in the first year following automatic enrollment
8% in the second year following automatic enrollment
9% in the third year following automatic enrollment
10% in the fourth year following automatic enrollment and each subsequent year thereafter

The Plan is sponsored and administered by Sirius International Holding (the “Plan Administrator”). The Plan Administrator has appointed Bank of America Merrill Lynch, N.A. (“the Trustee”) as trustee who is responsible for the management of the Plan’s assets. Expenses related to the administration of the Plan are paid by the Company.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

Eligibility and Participation
Employees are eligible for participation in the Plan on the second month anniversary of the date of hire with matching Company contributions to begin immediately.

Rollover contributions represent vested account balances transferred by participants of the Plan from third party qualified defined contribution plans.

Vesting
Participants are always 100% vested in employee contributions and rollover contributions plus net investment income/losses earned on these amounts.

The Plan provides for full (100%) vesting in all of the Company’s contributions, immediately or over time, as described below. Prior to January 1, 2011, the participants became vested in match contributions based on the years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

Effective January 1, 2011, the participants become 100% vested immediately in the Company’s QACA contributions to the Plan on their behalf.

For PSC contributions, participants become 50% vested after one year of service and 100% vested after two years of service.

Each participant account is credited with the participant’s contributions, which include amounts transferred from other plans (i.e., rollovers), and an allocation of (a) the Company’s contributions, (b) Plan earnings, and (c) forfeitures of Company contributions, and is charged with his or her withdrawals and an allocation of administrative expenses.

Investment Direction
Participants are permitted to change their investment interests on a daily basis subject to certain limitations.

Forfeitures
Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only. Amounts forfeited due to terminations of employment are included in the total investments of the Plan and will be used to reduce the Company’s future contributions to the Plan. The unallocated forfeiture amounts as of December 31, 2013 and 2012 were $11,206 and $4,891, respectively. Also, in 2013 and 2012, employer contributions were reduced by $25,892 and $28,119, respectively, from forfeited accounts.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

Notes Receivable from Participants
Only active participants may request a loan and must have a vested balance of at least $2,000. The Plan allows participants to borrow not less than $1,000 and a maximum of 50% of their vested balance or $50,000, whichever is less. The loans are collateralized by the participant’s vested balance. A maximum of one loan may be outstanding per participant at any time. The interest rate is the prime rate as listed on the last business day of each month in the Wall Street Journal +1%. The Plan’s general purpose loan term is a minimum of 1 year and a maximum of 5 years. If the loan is used for the purchase of a principal residence the maximum term is 10 years. In most cases, the participant must complete repayment before they retire or separate from service. The interest rates charged on participant loans outstanding at both December 31, 2013 and 2012 range from 4.25% to 8.75%. Notes receivable from participants are valued at cost plus accrued interest, less principal pay downs. Notes receivable from participants are $168,762 and $200,877 as of December 31, 2013 and 2012, respectively.

Payment of Benefits
Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management
The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time. In the event of termination, the accounts of the members of the Plan are fully vested and non-forfeitable.

Plan Withdrawals
During 2009, the Company substantially completed a reorganization of its reinsurance operations whereby employees of Sirius International Holding and its affiliates terminated as part of the reorganization were given the option of leaving their balances in the Plan or withdrawing them. During 2013 and 2012, participants terminated in the reorganization who elected distribution payouts received $89,230 and $271,350, respectively, and as of December 31, 2013 and 2012, had a vested balance in the Plan of $970,016 and $899,861, respectively.

Plan Expenses
All Plan expenses, including without limitation, expenses and fees (including fees for legal services rendered and fees to the Trustee) of the Plan Administrator, Investment Manager, Trustee, and any insurance company, may be paid by the Plan; however, the Company may pay any of such expenses. Investment management fees are charged to the Plan as a reduction of investment return and included in the investment income (loss) reported by the Plan.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

2.	Summary of Significant Accounting Policies

Basis of Presentation
The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for investment options in mutual funds and other investment securities as described in detail in Note 4. Investment securities are exposed to various risks, such as interest rate risk, market risk, liquidity, and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Investment Valuation
The Plan's investments are reported at fair value. (See Note 4.)

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized and unrealized gains or losses on those investments. Purchases and sales are recorded on a trade-date basis. Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date. Net appreciation (depreciation) reflects the Plan’s gains and losses on investments held and investments sold during the year.

Investment in the Wells Fargo Stable Value Class K Fund
The Wells Fargo Stable Value Class K Fund (the “Fund”) is a collective trust that operates in accordance with Regulation 9.18 of the Comptroller of the Currency which commenced operations on January 11, 2011. The Fund’s principle objective is to protect principal while providing a higher rate of return than shorter maturity investments, such as money market funds or certificates of deposit. Regulation 9.18 describes asset valuation, method of admission and withdrawal, investment limitations and requirements, and allowable and prohibited charges to the Fund.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

As of December 31, 2013 and 2012, the Fund has invested primarily all of its assets in the Wells Fargo Stable Return Fund G (“Fund G”), a collective trust fund sponsored by Wells Fargo Bank, N.A. The value of this investment is based on the underlying unit value reported by Fund G. As of December 31, 2013 and 2012, the Fund held an ownership interest in Fund G of 0.81% and 0.83%, respectively. The fair value to contract value ratio was 100.8% and 102.9%, respectively, as of December 31, 2013 and 2012.

Fund G carries its investments at contract value. Fund G applies the provisions of FASB ASC Sections 946-210-45 and 946-210-50 for stable value investment funds. These sections affirm contract value accounting for fully benefit responsive investment contracts. The Fund G primarily invests in investment contracts, including traditional guaranteed investment contracts (“GICs”) and security backed contracts issued by insurance companies and other financial institutions. Fund G also invests in Synthetic Stable Value Fund, which has the same investment objective as the Fund, and Short Term Investment Fund G, which invests in highly liquid assets. Fund G uses these investments for daily liquidity needs. Contract value represents contributions made under the contract less any participant-directed withdrawals plus accrued interest which was not received from the issuer. Security-backed contracts are carried at contract value in the aggregate, which consists of the fair value of the underlying portfolio, accrued interest on the underlying portfolio assets, the fair value of the contract, and the adjustments to contract value. These adjustments generally represent the contract value less the fair value of the contract, fair value of the underlying portfolio, and accrued interest on the underlying portfolio assets. The contract rate resets periodically, normally each quarter or semi-annually, using end-of-period data.

While Plan investments are presented at fair value in the statements of net assets available for benefits, any material difference between the fair value of the Plan’s indirect interest in fully benefit responsive investment contracts and their contract value is presented as an adjustment line in the statements of net assets available for benefits, because contract value is the relevant measurement attribute for that portion of the Plan’s net assets available for benefits. Contract value represents contributions made to a contract, plus earnings, less participant withdrawals and administrative expenses. Participants in fully benefit-responsive contracts may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The Plan holds an indirect interest in such contracts through its investment in a stable value fund.

Payment of Benefits
Benefits are recorded when paid.

Reclassification of Prior Year Amounts
Certain amounts in the financial statements have been reclassified to conform to current year presentations.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

3.    Income Taxes

The Internal Revenue Service issued an opinion letter dated March 31, 2008, indicating that the prototype adopted by the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code. Although the Plan has been amended from the original prototype document, Plan management believes that the Plan is currently being operated in accordance with the Internal Revenue Code.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013 and 2012, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; currently there is an audit for the tax year 2012 in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

4.    Investments

Investments, at fair value, that represent 5% percent or more of the Plan’s net assets at December 31, 2013 and 2012 are separately identified as follows:

	2013	2012
Wells Fargo Stable Value Class K *	$6,855,312	$6,504,473
BlackRock S&P 500 Stock Fund	5,242,466	—
BlackRock S&P 500 Index Fund	—	4,413,492
BlackRock Global Allocation Fund	3,136,295	2,694,825
T Rowe Price New America Growth Fund	2,981,295	2,355,042
White Mountains Insurance Group, Ltd. Common Stock	2,540,808	2,654,820
Pimco Total Return Fund	2,299,170	2,782,405
Invesco International Growth Fund **	2,216,632	614,599

* Contract value for Wells Fargo Stable Value Class K was $6,800,905 and $6,321,159 as of December 31, 2013 and 2012, respectively.
** The investment did not represent 5% or more of the Plan's net assets at December 31, 2012, shown for comparative purposes.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $3,760,755 and $2,558,585 in 2013 and 2012, respectively.

	2013	2012
Mutual Funds	$3,260,338	$2,076,541
Collective Trusts	72,436	84,827
White Mountains common stock	427,981	397,217
	$3,760,755	$2,558,585

Fair Value Measurements
The accounting standard on fair value measurement establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair value. Shares of Company stock, preferred stock and common stock held within the self-directed brokerage account are valued at quoted market prices on the last business day of the Plan year.  Registered investment companies (mutual funds) are valued at the fair values upon the closing net asset value per share of the mutual funds on the day of the valuation as reflected on a national securities exchange. The fair value of participation units in the stable value collective trust are based upon the net asset values of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

The net asset value of the Fund is determined daily, in accordance with the terms of the Fund’s plan of trust. Units are issued and redeemed at the latest net asset value. Also in accordance with the Fund’s plan of trust, net investment income, if any, and realized and unrealized gains on investments are not distributed. The Fund generally provides for daily redemptions by the Plan at reported net asset value per share. However, redemptions by Plan participants to reinvest in options that compete with the Fund may be delayed for up to 90 days. Currently, the Plan does not provide any competing stable value funds or benefit-responsive investment contracts.

The Plan provides for participant directed investment programs with Bank of America Merrill Lynch N.A. as well as the option for self-directed investments to enhance options available to employees. Additionally, participants have the option to invest in the publicly traded common shares of White Mountains Insurance Group, Ltd. (NYSE ticker symbol: WTM).

Mutual fund account balances are recorded at net asset value and increase and decrease with contributions, withdrawals and realized and unrealized gains and losses from the assets in the accounts. The value of each mutual fund account is determined at the close of each business day based on market values of the underlying assets.

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2013 and 2012, by the accounting standard valuation hierarchy (as described above):

	December 31, 2013
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds:
Index fund	$3,136,295	$3,136,295	$—	$—
Balanced fund	5,242,466	5,242,466	—	—
Growth funds	12,030,052	12,030,052	—	—
Fixed income funds	3,375,374	3,375,374	—	—
Total mutual funds	23,784,187	23,784,187	—	—
White Mountains Insurance Group, Ltd.	2,540,808	2,540,808	—	—
Self-directed brokerage accounts	1,522,133	1,522,133	—	—
Wells Fargo Stable Return Fund CL K	6,855,312	—	6,855,312	—

Total assets at fair value	$34,702,440	$27,847,128	$6,855,312	$—

Total assets at fair value in the table above are equal to total investments as shown on the statements of net assets available for benefits, excluding cash of $5,598.

There were no transfers between Level 1 and Level 2 during 2013.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

	December 31, 2012
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds:
Index fund	$2,694,825	$2,694,825	$—	$—
Balanced fund	4,413,492	4,413,492	—	—
Growth funds	10,911,626	10,911,626	—	—
Fixed income funds	3,958,086	3,958,086	—	—
Total mutual funds	21,978,029	21,978,029	—	—
White Mountains Insurance Group, Ltd.	2,654,820	2,654,820	—	—
Self-directed brokerage accounts	1,021,080	1,021,080	—	—
Wells Fargo Stable Return Fund CL K	6,504,473	—	6,504,473	—

Total assets at fair value	$32,158,402	$25,653,929	$6,504,473	$—

Total assets at fair value in the table above are equal to total investments as shown on the statements of net assets available for benefits, excluding cash of $5,597.

There were no transfers between Level 1 and Level 2 during 2012.

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

5.    Reconciliation of Financial Statements to Form 5500

2013

Net assets available for benefits - end of year
Balance per financial statements	$35,392,714
Participant contributions accrued for at year-end	(2,618)
Balance per Form 5500	$35,390,096

Net increase in net assets available for benefits
Balance per financial statements	$2,718,125
Participant contributions accrued	1,350
Balance per Form 5500	$2,719,475

2012

Net assets available for benefits - end of year
Balance per financial statements	$32,674,589
Participant contributions accrued for at year-end	(3,968)
Balance per Form 5500	$32,670,621

Net increase in net assets available for benefits
Balance per financial statements	$3,821,671
Employer/participant contributions accrued	(1,731)
Balance per Form 5500	$3,819,940

Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan Notes to the Financial Statements

6.    Party-In-Interest Transactions

The Plan allows participants to take notes receivable from their accounts in the Plan.  These qualify as party-in-interest transactions.  The values of the notes receivable were $168,762 and $200,877 at December 31, 2013 and 2012, respectively.

Transactions involving White Mountains Insurance Group, Ltd. common stock are also considered party-in-interest transactions. The appreciation in the White Mountains common stock for the years ended December 31, 2013 and 2012 was $427,981 and $397,217, respectively. In addition, the White Mountains common stock for the years ended December 31, 2013 and 2012 earned dividends of $5,144 and $6,214, respectively. Aggregate investment in White Mountains common stock at December 31, 2013 and 2012 was as follows:

Date	Number of Shares	Fair Value
2013	4,213	$2,540,808
2012	5,155	$2,654,820

All expenses paid directly and indirectly by the Plan, as discussed in Note 1, are considered party-in-interest transactions.

Sirius International Holding Company, Inc.
401(k) Savings and Investment Plan
Supplemental Data Required by the Department of Labor
Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2013

Name of plan sponsor: Sirius International Holding Company, Inc.
Employee identification number: 13-3301641
Three-digit plan number: 002

	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost**	Current Value

(a)	(b)	(c)	(d)	(e)

	Wells Fargo Stable Value Class K	Collective Trust		$6,800,905
	BlackRock S&P 500 Stock Fund	Registered Investment Company		5,242,466
	BlackRock Global Allocation Fund	Registered Investment Company		3,136,295
	T Rowe Price New America Growth Fund	Registered Investment Company		2,981,295
*	White Mountains Insurance Group, Ltd.	Common Stock		2,540,808
	Pimco Total Return Fund	Registered Investment Company		2,299,170
	Invesco International Growth Fund	Registered Investment Company		2,216,632
	BlackRock Equity Dividend Fund	Registered Investment Company		1,576,891
	Self-Direct RCMA Option	Various		1,522,133
	JP Morgan Mid Cap Value Fund	Registered Investment Company		1,455,163
	Columbia Small Cap Value Fund II	Registered Investment Company		1,424,900
	Loomis Sayles Investment Grade A	Registered Investment Company		692,054
	Dodge & Cox International Stock	Registered Investment Company		647,330
	Invesco Global Real Estate Fund	Registered Investment Company		491,978
	Wells Fargo Advantage Small Cap Value	Registered Investment Company		333,839
	Columbia Acorn International Z	Registered Investment Company		303,512
	Columbia Small Cap Growth Z	Registered Investment Company		206,324
	Lazard Emerging Markets Equity Instl	Registered Investment Company		206,288
	Pioneer High Yield Fund Class Y	Registered Investment Company		178,327
	Loomis Sayles Strategic Income Fund	Registered Investment Company		141,910
	Pimco Commodity Real Return Strategy	Registered Investment Company		118,875
	Ivy Mid Cap Growth Fund	Registered Investment Company		67,025
	Pimco Real Return Fund Class Institutional	Registered Investment Company		63,913
	Other cash accounts	Other Assets		5,598
				$34,653,631

*	Notes Receivable from Participants	Participant Loans 4.25% - 8.75%		$168,762

*	Denotes party-in-interest
**	Cost is omitted for participant-directed investments